Exhibit 99.2

RELOCATION AGREEMENT

This Relocation Agreement (the "Agreement") by and between NETGEAR, Inc. (the "Company") and Deborah Williams ("Employee") shall be effective as of September 5, 2006 (the "Employment Commencement Date").

1. Moving Expenses: The Company will pay the cost of the following moving expenses in connection with your relocation to the San Francisco Bay Area, up to a maximum reimbursement of $100,000.00 (One Hundred Thousand Dollars).

a. The cost of selling your existing home in Washington, packing, crating, shipping, and standard insurance for furniture and other household items, shipping no more than two automobiles, and personal effects of yours and other members of the household will be covered. Pets are also covered. Moving includes unlimited personal belongings supported by a Bill of Lading and/or Bureau of Weights & Measures Certificate, which will include all goods exclusive of boats, planes, or other items which are not considered household goods and effects.

b. Should you choose instead to drive your vehicles to the Bay Area, cost may be figured either: (1) As actual expenses (e.g., for gas and oil, but not maintenance, depreciation, or insurance) as long as accurate records are kept; or (2) Alternatively, expenses may be computed at the federal mileage rate of $0.44/mile and parking fees and tolls can also be included as qualified expenses. Reimbursement for mileage will be based on the shortest route traveled, as indicated in the Rand McNally Standard Mileage Guide. The Company will reimburse actual and reasonable lodging expenses in route for you and your dependents.

c. Reimbursable traveling expenses cover the cost of one trip for you and your family from the old home to the new one by direct route using commercial transportation or other conveyance as approved by the Company, unless you and/or your family drive. Airline reimbursement will be made for actual amount spent for coach class.

d. The Company will pay for the expense of a sub-compact rental car until your car arrives (in shipment) for a maximum of 30 days. You will be responsible for all gasoline expenses. The Company will determine the rental agency to be used.

e. If storage has been approved, the Company will also pay for the cost of only one delivery out of storage. This delivery must be to only one destination and this destination must be within 50 miles of your work location. Advanced approval is required for storage to be reimbursed.

2. Additional Expenses Related to Relocation to the Bay Area: The Company will also compensate you as follows for certain costs of relocating to the Bay Area. This is included in the $100,000.00 cap referred to in Section 1.

a. The Company will pay for temporary housing expenses up to three months.

b. The Company will pay for commuting airfare each weekend between Washington and the Bay Area for the first six (6) months of employment.

c. You will receive reimbursement for actual meal costs in accordance with the Company T&E policy but will include your spouse and each other dependent for a period of two weeks. Receipts are required for reimbursement.

3. Taxation of Relocation Payments: Due to strict Internal Revenue Service provisions, certain relocation expense reimbursements may be considered taxable income. It is the Company's intention for the relocation expenses set forth in #1 above to be non-taxable and it is anticipated that the relocation expenses set forth in #2 above will be treated as taxable compensation to you in accordance with applicable tax requirements. All expenses that are treated as taxable compensation will be grossed up to cover federal, state and FICA taxes. IRS Publication 521 outlines specific relocation expenses that are subject to 'supplemental income' taxes and can be viewed on line at www.irs.gov or the Company will provide a copy upon request.

4. Limitation of risk: If you voluntarily terminate your employment or are terminated for cause prior to 12 months from commencement, then you agree to reimburse the Company for Moving Expenses and Additional Relocation Expenses (as specified in Sections 1. and 2. above) that have been paid by the Company up to your termination date. You agree to sign a repayment agreement to this effect, which repayment agreement shall become null and void upon your 12-month anniversary with the Company. Also, if a termination occurs without cause, including for example, termination due to a reduction in force or shut down of the Company, then the repayment agreement shall not apply and the Company will incur the expenses necessary to return you and your family to your previous location.

5. Submission of Expenses: You are required to submit an expense report with receipts to be reimbursed within 30 days of the date the expense was incurred.

6. Term: The relocation expense reimbursement benefits hereunder shall be available to you for a period of two years from the Employment Commencement Date. For purposes of clarification, all relocation expenses that are eligible for reimbursement hereunder must be incurred within two years from the Employment Commencement Date and each expense must be submitted appropriately in accordance with Section 5 hereunder in order to receive reimbursement.

By providing your signature below, you indicate your agreement to the terms set forth above. By the provision of the signature of the NETGEAR officer named below, NETGEAR indicates its agreement, as well, to the terms set forth in this Agreement. Both parties understand that by agreeing to the terms in this Agreement, both are giving up any constitutional or statutory right they may possess to have covered claims decided in a court of law before a judge or a jury.

Agreed to and acknowledged:

/s/ Patrick Lo	Dated:	9/5/06
Patrick Lo, Chief Executive Officer

Agreed to and acknowledged:
/s/ Deborah Williams	Dated:	9/5/06
Deborah Williams